Deloitte &
  Touche LLP
             1111 Broadway  #2100              Telephone:(510) 287-2700
             Oakland, California 94607-4036    Facsimile:(510) 835-4888

To the Board of Directors and Stockholders of The Gap, Inc.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial statements of The Gap, Inc. and subsidiaries for the thirteen and twenty-six week periods ended August 2, 1997 and August 3, 1996, as indicated in our report dated August 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 2, 1997, is incorporated by reference in (i) Post Effective Amendment No. 1 to Registration Statement No. 2-72586, (ii) Registration Statement No. 2-60029,
(iii) Registration Statement No. 33-39089, (iv) Registration Statement
No. 33-40505, (v) Registration Statement No. 33-54686, (vi) Registration Statement No. 33-54688, (vii) Registration Statement No. 33-54690, (viii) Registration Statement No. 33-56021, (ix) Registration No. 333-00417, and
(x) Registration No. 333-12337.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

August 25, 1997

/s/ Deloitte & Touche LLP